Exhibit 99.1

FOR IMMEDIATE RELEASE

Assurant Reports First Quarter 2010 Financial Results

Q1 2010 Net Operating Income1 of $154.3 million, $1.32 per diluted share,

Net Income of $157.2 million, $1.34 per diluted share

•	Annualized operating ROE[2] of 12.9 percent

•	Strong first quarter results at Assurant Specialty Property and Assurant Employee Benefits

•	Sequential improvements at Assurant Solutions International and Assurant Health

•	3 percent growth in book value per diluted share, excluding AOCI[3], to $41.82

•	$157.3 million of capital deployed to repurchase 4.8 million shares through April 23

NEW YORK, April 28, 2010 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, today reported results for the first quarter 2010.

“First quarter results reflect our ability to adapt to changing market conditions,” said Robert B. Pollock, Assurant’s president and chief executive officer. “We are encouraged by the progress made to increase revenues, manage expenses and increase profitability. We are mindful that continued high unemployment will temper economic recovery, and healthcare reform will bring about changes in how some of our businesses operate. Our efforts remain focused on creating our own growth opportunities and increasing shareholder value.”

First Quarter 2010 Results

Net operating income for the first quarter 2010 increased 12 percent to $154.3 million, or $1.32 per diluted share, compared to first quarter 2009 net operating income of $137.8 million, or $1.17 per diluted share. The primary reasons for the increase were the operating results at Assurant Specialty Property and Assurant Employee Benefits.

Net income for the first quarter 2010 increased 95 percent to $157.2 million, or $1.34 per diluted share, compared to first quarter 2009 net income of $80.6 million, or $0.68 per diluted share. After-tax net realized gains on investments were $2.9 million in the quarter, compared to after-tax net realized losses of $36.2 million in first quarter 2009. Net income in the first quarter 2009 also included $21.0 million of tax expense caused by a change in deferred tax assets.

Net earned premiums in the first quarter 2010 were $1.9 billion, up slightly from the first quarter 2009, primarily attributable to growth in Assurant Employee Benefits.

The following chart provides a reconciliation of net operating income to net income for Assurant for first quarter 2010 and first quarter 2009:

	2010	2009
	1Q	1Q
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$28.9	$30.3
Assurant Specialty Property	118.5	104.7
Assurant Health	8.4	14.7
Assurant Employee Benefits	16.5	7.0
Corporate and other	(12.1)	(13.4)
Amortization of deferred gains on disposal of businesses	4.0	4.4
Interest expense	(9.9)	(9.9)

Net operating income	154.3	137.8
Adjustments:
Net realized gains (losses) on investments	2.9	(36.2)
Change in net deferred tax asset	—	(21.0)

Net income	$157.2	$80.6

A schedule of disclosed items that affected Assurant’s results by business for the last five quarters is available on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant Solutions

($ in millions)	1Q10	1Q09	% Change
Net Operating Income	$28.9	$30.3	-5
Net Earned Premiums	$645.4	$644.6	0

Net operating income decreased versus 2009 due to $2.8 million of tax expense resulting from European business restructuring and a $4.0 million after-tax change in the value of consumer price index caps, instruments that protect against inflation risk in our preneed product. Net operating income benefited from favorable domestic service contract loss experience and favorable results for preneed. The international combined ratio was up modestly for the quarter due to continued poor loss experience in the United Kingdom. However, it improved sequentially due to risk management and restructuring initiatives implemented in 2009.

Net earned premiums were level with the first quarter 2009. International net earned premiums increased by 26 percent due to growth from both new and existing clients as well as the favorable impact of foreign exchange rates. Domestic net earned premiums declined by 6 percent due to lower service contract sales in 2009 and the continued loss of premiums from former clients that are no longer in business.

Assurant Specialty Property

($ in millions)	1Q10	1Q09	% Change
Net Operating Income	$118.5	$104.7	13
Net Earned Premiums	$508.8	$493.8	3

Net operating income increased versus 2009 due to improved loss and expense ratios. Results included a $7.6 million after-tax favorable adjustment from an unearned premium reserve review. The loss ratio benefited from favorable non-catastrophe loss experience. There were no reportable catastrophes during the first quarter 2010 or 2009.

Net earned premiums for the quarter increased, primarily due to a $13.6 million adjustment from the unearned premium reserve review.

Assurant Health

($ in millions)	1Q10	1Q09	% Change
Net Operating Income	$8.4	$14.7	-43
Net Earned Premiums	$467.4	$472.3	-1

Net operating income decreased versus 2009 due to the higher medical utilization trends experienced over the past year. Loss ratios improved sequentially due to pricing and plan design changes initiated in 2009.

Net earned premiums declined slightly with individual medical premiums increasing about $1 million compared to the first quarter 2009 while small group premiums declined $5 million.

Assurant Employee Benefits

($ in millions)	1Q10	1Q09	% Change
Net Operating Income	$16.5	$7.0	135
Net Earned Premiums	$285.0	$263.8	8

Net operating income for the quarter increased significantly versus 2009 due to favorable loss experience. Unusually low disability incidence levels and favorable life insurance results contributed to the improvement.

Net earned premiums increased due to the addition of two new reinsurance clients and the acquisition of a block of business announced in the third quarter 2009.

Corporate & Other

($ in millions)	1Q10	1Q09	% Change
Net Operating (Loss)	$(12.1)	$(13.4)	11

Net operating loss in the first quarter declined slightly versus 2009. First quarter 2009 results included $4.6 million after-tax of compensation-related expenses.

Share Repurchase Program

The Company repurchased 3.4 million of its outstanding common shares for an aggregate purchase price of $109.2 million in the first quarter 2010. Through April 23, 2010, year-to-date repurchases totaled 4.8 million shares for an aggregate purchase price of $157.3 million, leaving $612.7 million in the Company’s repurchase authorization.

Financial Position

Stockholders’ equity, excluding accumulated other comprehensive income (“AOCI”), increased to $4.8 billion at March 31, 2010. Book value per diluted share, excluding AOCI, increased 3 percent to $41.82, from $40.47 at Dec. 31, 2009. AOCI improved by $88.1 million from Dec. 31, 2009. The annualized operating ROE was 12.9 percent for the quarter. As of March 31, 2010, total assets were $26.2 billion. The ratio of debt to total capital, excluding AOCI, improved to 16.9 percent at March 31, 2010 versus 17.0 percent at Dec. 31, 2009.

Earnings Conference Call

Assurant will host a conference call on Thursday, April 29, 2010 at 8:00 a.m. ET with access available via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-312-9849 (toll-free domestic), or 719-325-2152 (international); pass code: 8634158. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 11:00 a.m. ET on Thursday, April 29, 2010 and can be accessed at

888-203-1112 (toll-free domestic) or 719-457-0820 (international); pass code: 8634158. The webcast will be archived on Assurant’s web site at www.assurant.com.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. The four key businesses — Assurant Solutions, Assurant Specialty Property, Assurant Health, and Assurant Employee Benefits — partner with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and select worldwide markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $26 billion in assets and $8 billion in annual revenue. Assurant has approximately 15,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Media Contact:	Investor Relations:
Shawn Kahle	Melissa Kivett
Vice President	Senior Vice President
Corporate Communications	Investor Relations
Phone: 212-859-7047	Phone: 212-859-7029
Fax: 212-859-5893	Fax: 212-859-5893
shawn.kahle@assurant.com	melissa.kivett@assurant.com

Safe Harbor Statement

Some of the statements included in this press release and its exhibits, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they may use words such as “will,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” or the negative versions of those words and terms with a similar meaning. Our actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this earnings release or the exhibits as a result of new information or future events or developments.

The following risk factors could cause our actual results to differ materially from those currently estimated by management: (i) the effects of the Patient Protection and Affordable Care Act and the rules and regulations to be promulgated thereunder on our health and employee benefits businesses and consequent changes that may occur in the market for individual and small group health insurance and dental insurance; (ii) deterioration in the Company’s market capitalization compared to its book value that could impair the Company’s goodwill; (iii) failure to maintain significant client relationships, distribution sources and contractual arrangements; (iv) failure to attract and retain sales representatives; (v) unfavorable outcomes in litigation and/or regulatory investigations that could negatively impact our business and reputation; (vi) current or new laws and regulations that could increase our costs and/or decrease our revenues; (vii) general global economic, financial market and political conditions (including difficult conditions in financial, capital and credit markets, the global economic slowdown, fluctuations in interest rates, mortgage rates, monetary policies, unemployment and inflationary pressure); (viii) inadequacy of reserves established for future claims losses; (ix) failure to predict or manage benefits, claims and other costs; (x) losses due to natural and man-made catastrophes; (xi) increases or decreases in tax valuation allowances; (xii) fluctuations in exchange rates and other risks related to our international operations; (xiii) unavailability, inadequacy and unaffordable pricing of reinsurance coverage; (xiv) diminished value of invested assets in our investment portfolio (due to, among other things, the recent volatility in financial markets, the global economic slowdown, credit and liquidity risk, other than temporary impairments and inability to target an appropriate overall risk level); (xv) inability of reinsurers to meet their obligations; (xvi) insolvency of third parties to whom we have sold or may sell businesses through reinsurance or modified co-insurance; (xvii) credit risk of some of our agents in Assurant Specialty Property and Assurant Solutions; (xviii) a decline in our credit or financial strength ratings (including the risk of ratings downgrades in the insurance industry); (xix) failure to effectively maintain and modernize our information systems; (xx) failure to protect client information and privacy; (xxi) failure to find and integrate suitable acquisitions and new insurance ventures; (xxii) inability of our subsidiaries to pay sufficient dividends; (xxiii) failure to provide for succession of senior management and key executives; and (xxiv) significant competitive pressures in our businesses and cyclicality of the insurance industry. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to, our 2009 Annual Report on Form 10-K as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the Company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the Company’s operating performance. As shown in the chart on page 2, net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The Company believes net operating income provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes both the effect of net realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)

Assurant uses annualized operating return on equity (“ROE”) as an important measure of the Company’s operating performance. Annualized operating ROE equals net operating income for the periods presented divided by average stockholders’ equity for the year-to-date period, excluding accumulated other comprehensive income (“AOCI”), and then the return is annualized, if necessary. The Company believes annualized operating ROE provides investors a valuable measure of the performance of the Company’s ongoing business, because it excludes the effect of net realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. The comparable GAAP measure for this included measure would be annualized GAAP return on equity, defined as the annualized return of net income divided by average stockholders’ equity for the period. Consolidated annualized GAAP ROE for the three months ended March 31, 2010 was 12.8 percent, as shown in the reconciliation table below.

2010 1Q
Annualized operating return on average equity (excluding AOCI) (1)	12.9%
Net realized gains on investments	0.2%
Change due to effect of including AOCI	-0.3%

Annualized GAAP return on average equity (1)	12.8%

(3)	Assurant uses book value per diluted share excluding AOCI, as an important measure of the Company’s stockholder value. Book value per diluted share excluding AOCI equals total stockholders’ equity excluding AOCI divided by diluted shares outstanding. The company believes book value per diluted share excluding AOCI provides investors a valuable measure of stockholder value because it excludes the effect of unrealized gains (losses) on investments, which tend to be highly variable from period to period and other accumulated comprehensive income items. The comparable GAAP measure for this included measure would be book value per diluted share, defined as total stockholders’ equity divided by diluted shares outstanding. Book value per diluted share was $43.16 as of March 31, 2010, as shown in the reconciliation table below.

2010 1Q
Book value per diluted share (excluding AOCI)	$41.82
Change due to effect of including AOCI	$1.34

Book value per diluted share	$43.16

A summary of net operating income disclosed items in included on page 19 of the Company’s Financial Supplement, which is available at www.assurant.com.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three Months Ended March 31, 2010 and 2009

	2010 1Q	2009 1Q
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,906,643	$1,874,579
Net investment income	174,014	178,479
Net realized gains (losses) on investments	4,473	(55,689)
Amortization of deferred gain on disposal of businesses	6,081	6,802
Fees and other income	76,645	83,706

Total revenues	2,167,856	2,087,877

Benefits, losses and expenses
Policyholder benefits	927,996	960,342
Selling, underwriting, general and administrative expenses	976,333	954,479
Interest expense	15,161	15,189

Total benefits, losses and expenses	1,919,490	1,930,010

Income before provision for income taxes	248,366	157,867
Provision for income taxes	91,143	77,286

Net income	$157,223	$80,581

Net income per share:
Basic	$1.35	$0.68
Diluted	$1.34	$0.68
Dividends per share	$0.15	$0.14

Share data:
Basic weighted average shares outstanding	116,817,005	117,891,543
Diluted weighted average shares outstanding	117,194,873	117,967,747

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets (unaudited)

At March 31, 2010 and December 31, 2009

	March 31, 2010	December 31, 2009
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,541,129	$14,476,384
Reinsurance recoverables	4,594,661	4,212,863
Deferred acquisition costs	2,468,246	2,504,654
Goodwill	924,834	926,398
Assets held in separate accounts	1,991,916	1,972,332
Other assets	1,718,028	1,749,165

Total assets	$26,238,814	$25,841,796

Liabilities
Policyholder benefits and claims payable	$11,125,943	$10,715,960
Unearned premiums	5,045,536	5,153,564
Debt	972,084	972,058
Mandatorily redeemable preferred stock	8,160	8,160
Liabilities related to separate accounts	1,991,916	1,807,433
Deferred gain on disposal of businesses	158,819	164,899
Accounts payable and other liabilities	1,962,771	2,166,473

Total liabilities	21,265,229	20,988,547

Stockholders’ equity
Equity, excluding accumulated other comprehensive income	4,819,547	4,787,324
Accumulated other comprehensive income	154,038	65,925

Total stockholders’ equity	4,973,585	4,853,249

Total liabilities and stockholders’ equity	$26,238,814	$25,841,796